EXHIBIT 4.10


                                 Amendment No. 3
                                       to
                         The First American Corporation
                               401(k) Savings Plan
                  (Restatement effective as of January 1, 2001)


The First American Corporation 401(k) Savings Plan, (Restatement effective as of January 1, 2001) (the "Plan"), is hereby amended effective January 1, 2002, unless a later effective date is explicitly stated, as follows:

1. Effective for Plan Years beginning on or after January 1, 1997, section 2.1, relating to definitions, shall have a new subsection (w) added, relating to leased employees, and each subsection thereafter shall be renumbered as is appropriate. The new subsection (w) reads as follows:

         (w)   "Leased Employee" means any person defined as such by Code section 414(n). In general, a Leased Employee is. any person who is not otherwise an Employee of the Company or an Affiliate (referred to collectively as the "recipient") who pursuant to an agreement between the recipient and any other person ("leased organization") has performed services for the recipient (or for the recipient and related persons determined in accordance with Code section 414(n)(6)) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control by the recipient. No Leased Employee shall be an Eligible Employee or a Participant in this Plan.

2. Section 5.2, relating to matching contributions, is amended in its entirety to read as follows:

         5.2 Overall Conditions on Matching Contributions
         Notwithstanding any Plan provision to the contrary, any Matching Contribution (including any investment gain attributable thereto) that relates to an excess Pretax Deferral under Plan section 4.2 shall be forfeited, any Matching Contribution that relates to an excess Pretax Deferral under Plan section 4.6 shall be forfeited, and any excess Matching Contributions (including any investment gain attributable thereto) under Plan sections 5.4 and 5.5 shall be forfeited. These corrective steps shall be taken within 12 months after the end of the Plan Year to which such Matching Contributions relate. The forfeited amounts shall not be treated as a Matching Contribution with respect to the Participant of the Plan Year. Calculation of investment gain attributable to excess Matching Contributions shall conform to the requirements of Regulations section 1.401(m)-1(e)(3)(ii).

3. Subparagraph (D) of paragraph (4) of subsection 8.9(b), relating to rollover distributions, is replaced in its entirety to read as follows:

                  (D) Effective for distributions made after December 31, 1998, any hardship distribution described in Code section 401(k)(2)(B)(I)(IV).

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4. Section 14.3, relating to top-heavy group, is amended in its entirety to read as follows:

   14.3 Top-Heavy Group
   For purposes of determining whether the Plan is a part of a Top-Heavy Group, the following rules shall apply:

         (a) Aggregation Group. The Aggregation Group shall include any qualified plan that covers at least one Key Employee and any other qualified plan that enables the first plan described above covering a Key Employee to meet the requirements of Code section 401(a)(4) or 410.

         (b) Permissive Aggregation Group. The Permissive Aggregation Group shall include one or more qualified plans that are not required to be aggregated but which may be aggregated with a required aggregation group. The Plan may be permissively aggregated only if the resulting aggregation group satisfies the requirements of Code sections 401(a)(4) and 410.

         (c) Top-Heavy Group. An Aggregation Group is a Top-Heavy Group if, with respect to the controlled group Employer, the sum of the account balances of Key Employees under all defined contribution plans included in the group and the present value of the accumulated accrued benefits for Key Employees under all defined benefit plans in the group exceeds 60 percent of a similar sum determined for all Employees and their Beneficiaries under all such plans in the group. The present value of accrued benefits under defined benefit plans and the account balances under defined contribution plans shall be determined separately as of each plan's determination date. For purposes of determining whether an Aggregation Group is a Top-Heavy Group, the present value of accrued benefits under all defined benefit plans in the Aggregation Group shall be determined using a single set of actuarial assumptions, as defined in such defined benefit plans. The determination of whether the Aggregation Group is a Top-Heavy Group shall be made using each plan's results as of that plan's determination date that falls within the calendar year. In any Plan Year, in testing for top-heaviness under this Article, the controlled group Employer may, in its discretion, take into account accumulated accrued benefits and account balances in any other plan maintained by it, so long as such expanded Aggregation Group continues to meet the requirements of Code sections 401(a)(4) and 410.

5. Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.

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In Witness Whereof, the Company has caused this amendment to be signed on its behalf by its duly authorized officer this 10th day of December, 2002.


                                     The First American Corporation

                                     By________________________________________

                                     Its_______________________________________



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